Exhibit 3.1

CERTIFICATE OF AMENDMENT
to the
CERTIFICATE OF INCORPORATION
of
SHARONAI HOLDINGS INC.

SHARONAI HOLDINGS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of on December 30, 2024, as amended and restated on December 16, 2025 (collectively, the “Certificate of Incorporation”).

2. ARTICLE FOURTH of the Corporation’s Certificate of Incorporation shall be amended and restated in its entirety as follows:

“FOURTH: The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 101,136,341, of which 100,136,341shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”) and 1,000,000 shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”). The class of Common Stock shall be subdivided into two series consisting of 100,000,000 shares designated as Class A Ordinary Common Stock, (the “Class A Common Stock”), and 136,341 shares designated as Class B Super Common Stock (the “Class B Common Stock”). For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock are separate series within the class of Common Stock, and not separate classes of stock. Except as otherwise provided in any certificate of designation of any series of Preferred Stock or in Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Reverse Stock Split. Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment pursuant to the Section 242 of the General Corporation Law of the State of Delaware, (a) each fifty (50) shares of the Corporation’s Class A Ordinary Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Class A Ordinary Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Class A Ordinary Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable shares of Class A Ordinary Common Stock (the “New Class A Ordinary Common Stock”), and (b) each fifty (50) shares of the Corporation’s Class B Super Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Class B Super Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Class B Super Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable shares of Class B Super Common Stock (the “New Class B Super Common Stock”), subject in each case to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Class A Ordinary Common Stock into New Class A Ordinary Common Stock and the conversion of the Old Class B Super Common Stock into New Class B Super Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Class A Ordinary Common Stock shall represent the number of shares of New Class A Ordinary Common Stock into which such Old Class A Ordinary Common Stock shall have been converted pursuant to this Certificate of Amendment, and certificates representing the Old Class B Super Common Stock shall represent the number of shares of New Class B Super Common Stock into which such Old Class B Super Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Class A Ordinary Common Stock or New Class B Super Common Stock upon the effectiveness of the reverse stock split shall be entitled to receive a whole share of New Class A Ordinary Common Stock or New Class B Super Common Stock, as applicable, in lieu of any fractional share created as a result of such Reverse Stock Split.

3. The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This Certificate of Amendment shall become effective at 9:30 am ET on December 24, 2025.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 22nd day of December, 2025.

SHARONAI HOLDINGS INC.

By:	/s/ Wolfgang Schubert
Name:	Wolfgang Schubert
Title:	Chief Executive Officer

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